                                   LONG-TERM INVESTING IN A SHORT-TERM WORLD(SM)

                                                                ANNUAL REPORT TO
                                                       SHAREHOLDERS FOR THE YEAR
                                                         ENDED NOVEMBER 30, 1998

[MORNINGSTAR RATINGS LOGO]

SEEKS TO PROVIDE LONG-TERM CAPITAL GROWTH

KEMPER EUROPE FUND

                                             "... European and Economic Monetary
                                             Union (EMU) continued to be a major
                                        market driver at the start of 1998. ..."

                                                             [KEMPER FUNDS LOGO]

CONTENTS
3
Economic Overview
5
Performance Update
9
Largest Holdings
10
Portfolio of Investments
14
Report of Independent Auditors
15
Financial Statements
17
Notes to Financial Statements
21
Financial Highlights

AT A GLANCE
--------------------------------------------------------------------------------
KEMPER EUROPE FUND TOTAL RETURNS
--------------------------------------------------------------------------------
FOR THE YEAR ENDED NOVEMBER 30, 1998
(UNADJUSTED FOR ANY SALES CHARGE)

                                  [BAR GRAPH]
--------------------------------------------------------------------------------

CLASS A                                                17.25
CLASS B                                                15.92
CLASS C                                                16.48
LIPPER EUROPEAN REGION FUNDS CATEGORY AVERAGE*         20.73
--------------------------------------------------------------------------------

Returns and rankings are historical and do not guarantee future results. Investment returns and principal values will fluctuate so that shares, when redeemed, may be worth more or less than original cost.

* Lipper Analytical Services, Inc. returns and rankings are based upon changes in net asset value with all dividends reinvested and do not include the effect of sales charges and, if they had, results may have been less favorable.

There are special risk considerations associated with international investing, including fluctuating exchange rates, government regulation and differences in liquidity that may affect the volatility of the fund. Please see the fund's prospectus for more information.

--------------------------------------------------------------------------------
NET ASSET VALUE
--------------------------------------------------------------------------------
                                                              AS OF      AS OF
                                                             11/30/98   11/30/97
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS A                                    $14.34     $12.43
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS B                                    $14.05     $12.27
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS C                                    $14.13     $12.28
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
KEMPER EUROPE FUND RANKINGS
AS OF 11/30/98
--------------------------------------------------------------------------------
 COMPARED TO ALL OTHER FUNDS IN THE LIPPER EUROPEAN REGION FUNDS CATEGORY*

                                                    CLASS A   CLASS B   CLASS C
--------------------------------------------------------------------------------
1-YEAR                                               #64 of    #71 of    #68 of
                                                    95 funds  95 funds  95 funds
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DIVIDEND REVIEW
--------------------------------------------------------------------------------

 DURING THE FISCAL YEAR, KEMPER EUROPE FUND MADE THE FOLLOWING DISTRIBUTIONS PER SHARE

                                                    CLASS A   CLASS B   CLASS C
--------------------------------------------------------------------------------
INCOME DIVIDEND                                      $0.05        --        --
--------------------------------------------------------------------------------
SHORT-TERM CAPITAL GAIN                              $0.06     $0.06     $0.06
--------------------------------------------------------------------------------
LONG-TERM CAPITAL GAIN                               $0.09     $0.09     $0.09
--------------------------------------------------------------------------------

TERMS TO KNOW

YOUR FUND'S STYLE

--------------------------------------------------------------------------------
 MORNINGSTAR EQUITY STYLE BOX
--------------------------------------------------------------------------------

[MORNINGSTAR EQUITY STYLE BOX]

Source: Morningstar, Inc. Chicago, IL. (312) 696-6000. The Morningstar Style Box is based on a software release date of 11/30/98. The Equity Style Box placement is based on two variables: a fund's market capitalization relative to the movements of the market and a fund's valuation, which is calculated by comparing the stocks in the fund's portfolio with the most relevant of the three market-cap groups.

Please note that style boxes do not represent an exact assessment of risk and do not represent future performance. The fund's port- folio changes from day-to-day. A longer-term view is represented by the fund's Morningstar category, which is based on its actual investment style as measured by its underlying portfolio holdings since the fund's inception. Morningstar has placed Kemper Europe Fund in the Europe Stock category. Please consult the prospectus for a description of investment policies.

CURRENCY DEVALUATION A significant decline of a currency's value relative to other currencies, such as the U.S. dollar. This may be prompted by trading or central bank intervention (or the lack of intervention) in the currency markets. For U.S. investors who are investing overseas, a devaluation of a foreign currency can have the effect of reducing an investment's total return.

MARKET CAPITALIZATION The value of a company's outstanding shares of common stock, determined by multiplying the number of shares outstanding by the share price (Shares X Price = Market Capitalization). The universe of publicly traded companies is frequently divided into large-, mid-, and small-capitalizations.

Please note that a supplement to your fund's prospectus appears on the inside back cover of this report.

ECONOMIC OVERVIEW

[SILVIA PHOTO]

DR. JOHN E. SILVIA IS A MANAGING DIRECTOR OF SCUDDER KEMPER INVESTMENTS, INC. HIS PRIMARY RESPONSIBILITIES INCLUDE ANALYSIS, MODELING AND FORECASTING OF ECONOMIC DEVELOPMENTS AND FEDERAL RESERVE ACTIVITY THAT AFFECT FINANCIAL MARKETS, ESPECIALLY INTEREST RATE TRENDS. THIS EFFORT INCLUDES CLOSE COLLABORATION WITH BOTH INCOME AND EQUITY MUTUAL FUND MANAGERS AND PENSION FUND MANAGERS.

SILVIA HOLDS A BACHELOR'S DEGREE AND PH.D. IN ECONOMICS FROM NORTHEASTERN UNIVERSITY IN BOSTON AND A MASTER'S DEGREE IN ECONOMICS FROM BROWN UNIVERSITY IN PROVIDENCE, R.I. PRIOR TO HIS CAREER AT SCUDDER KEMPER, HE WAS WITH THE HARRIS BANK AND ALSO TAUGHT AT INDIANA UNIVERSITY.

SCUDDER KEMPER INVESTMENTS, INC. IS THE INVESTMENT MANAGER FOR KEMPER FUNDS. IT IS ONE OF THE LARGEST AND MOST EXPERIENCED INVESTMENT MANAGEMENT ORGANIZATIONS WORLDWIDE, MANAGING MORE THAN $245 BILLION IN ASSETS GLOBALLY FOR MUTUAL FUND INVESTORS, RETIREMENT AND PENSION PLANS, INSTITUTIONAL AND CORPORATE CLIENTS, INSURANCE COMPANIES, AND PRIVATE, FAMILY AND INDIVIDUAL ACCOUNTS.

DEAR SHAREHOLDERS,

If you're like most investors, you may be wondering if you should allow yourself to breathe a sigh of relief as 1999 begins. After several months of generally declining stock prices and extreme volatility, the U.S. stock market seems to have rediscovered its resiliency. In the fourth quarter, the Standard & Poor's 500, an unmanaged index generally representative of the U.S. stock market, bounced back into the 1200-point range, up approximately 20 percent from its third-quarter low of 957. The blue chip Dow Jones Industrial Average enjoyed a comparable rise. Investor confidence suddenly overtook the investor uncertainty that had plagued the markets at summer's end. While financial volatility appears to be continuing, the mood for investors definitely has improved.

  To what can we attribute the change? Simply this -- the cumulative effect of some good news, not the least of which was a long-awaited series of interest rate reductions by the Federal Reserve Board. In September, the Fed reduced the federal funds rate a modest quarter of a percentage point, however, this first cut disappointed some investors who were expecting a more dramatic gesture. Two weeks later, the Fed came back with an additional quarter of a percentage point reduction. This was an unexpected cut that seemed to have a positive effect on Wall Street. In November, a third rate cut of a quarter of a percentage point also boosted investor confidence. Investors were further surprised by better-than-expected corporate earnings reports early in the fourth quarter. Finally, economic data regarding retail sales, employment and home sales suggested continued economic growth and very little prospect of recession.

  In many ways, 1998's market activity provides a study in how investor perceptions can upstage economic realities. Certainly, the tumultuous lessons of Russia and Southeast Asia renewed investors' awareness of risk in 1998, which was an important wake-up call. At all times, investors must understand and consider risk. But over the course of 1998, U.S. economic fundamentals have essentially remained strong. In fact, inflation has remained low for the entire year. Economic growth has been solid. Our consumer confidence remained fairly high, although not quite as high as in 1997. The nation's budget surplus for 1998 came in at $60 billion, with another budget surplus expected for fiscal 1999.

  Growth in the nation's gross domestic product (GDP), which represents the total value of all goods and services produced within the U.S. economy, has remained remarkably steady. GDP is expected to have grown at an annualized rate of 3 percent for the second half of 1998 and is anticipated to hover around 2 percent to 2.5 percent for the first half of 1999. The consumer price index
(CPI) remains in a range of 1.5 percent to 2 percent.

  While employment growth has slowed a bit, the slowdown in wage gains may provide the Fed with an incentive to reduce interest rates even further. U.S. corporate profits have generally been flat, so we may see a decrease in capital spending. Banks appear to be only a little less willing to lend, so the threat of a general credit crunch is minimal.

  Investors may take comfort in the fact that the U.S. markets and economy have withstood the test of 1998's tumultuous third quarter. Similarly, while certain countries, such as Malaysia, Indonesia, Brazil and Russia, are still suffering from economic crises, others, including the Philippines, South Korea, Thailand and China, appear to have survived. As long as the Fed and the Group of Seven leading industrial nations (G7) are committed to avoiding recession on national and global levels respectively, investors have a good chance of experiencing a more stable economic environment.

  At home, there has been somewhat of a slowdown in manufacturing, as reduced U.S. exports reflect foreign economic turmoil. But the global impact of the Asian crisis still has not hit the U.S. as hard as was expected. Indeed, Asian turmoil has not affected U.S. trade as much as it has lowered import prices and helped reduce global interest rates.

  In Europe, the much anticipated Economic and Monetary Union (EMU) is on the move, with a focus on more flexibility and growth potential for the region. European equities may be the beneficiaries of increased spending, as governments seek to foster growth and reduce unemployment.

ECONOMIC OVERVIEW

--------------------------------------------------------------------------------
 ECONOMIC GUIDEPOSTS
--------------------------------------------------------------------------------

ECONOMIC ACTIVITY IS A KEY INFLUENCE ON INVESTMENT PERFORMANCE AND SHAREHOLDER DECISION-MAKING. PERIODS OF RECESSION OR BOOM, INFLATION OR DEFLATION, CREDIT EXPANSION OR CREDIT CRUNCH HAVE A SIGNIFICANT IMPACT ON MUTUAL FUND PERFORMANCE.

       THE FOLLOWING ARE SOME SIGNIFICANT ECONOMIC GUIDEPOSTS AND THEIR INVESTMENT RATIONALE THAT MAY HELP YOUR INVESTMENT DECISION-MAKING. THE 10-YEAR TREASURY RATE AND THE PRIME RATE ARE PREVAILING INTEREST RATES. THE OTHER DATA REPORT YEAR-TO-YEAR PERCENTAGE CHANGES.

                                  [BAR GRAPH]

                                     NOW (12/31/98)       6 MONTHS AGO         1 YEAR AGO          2 YEARS AGO

10-year Treasury rate(1)                   4.65               5.50                 5.81               6.30
Prime rate(2)                              7.75               8.50                 8.50               8.25
Inflation rate(3)*                         1.55               1.75                 1.89               3.18
The U.S. dollar(4)                        -2.45               9.54                10.26               4.36
Capital goods orders(5)*                   7.82               9.52                 8.53               4.82
Industrial production(5)*                  1.47               5.10                 6.56               5.32
Employment growth(6)*                      2.28               2.65                 2.70               2.33



(1) Falling interest rates in recent years have been a big plus for financial assets.

(2) The interest rate that commercial lenders charge their best borrowers.

(3) Inflation reduces an investor's real return. In the last five years, inflation has been as high as 6 percent. The low, moderate inflation of the last few years has meant high real returns.

(4) Changes in the exchange value of the dollar impact U.S. exporters and the value of U.S. firms' foreign profits.

(5) These influence corporate profits and equity performance.

(6) An influence on family income and retail sales.

*   Data as of November 30, 1998.

SOURCE: ECONOMICS DEPARTMENT, SCUDDER KEMPER INVESTMENTS, INC.

       If you're a long-term investor in today's short-term world, go ahead and breathe that sigh of relief -- but be on your toes in 1999. It's going to be an interesting year as the EMU emerges, the race for the next presidency heats up and the year 2000 approaches. And, remember: Investors don't like uncertainty, be it economic or political. More trauma in the White House, continuing disputes with Iraq or any other hints of crisis could prompt a downward spike in our markets in the short run. In the long run, the keys to investment performance remain moderate growth, low inflation and limited taxation and regulation.

       Thank you for choosing to invest with Kemper Funds. We appreciate the opportunity to serve your investment needs.

Sincerely,

/s/ John E. Silvia

JOHN E. SILVIA

The information contained in this piece has been taken from sources believed to be reliable, but the accuracy of the information is not guaranteed. The opinions and forecasts expressed are those of Dr. John E. Silvia as of January 4, 1999, and may not actually come to pass. This information is subject to change. No part of this material is intended as an investment recommendation.

PERFORMANCE UPDATE

[SLENDEBROEK PHOTO]

MARC SLENDEBROEK JOINED SCUDDER KEMPER INVESTMENTS, INC. IN 1994 AND IS THE PORTFOLIO MANAGER OF KEMPER EUROPE FUND. HE IS A VICE PRESIDENT OF INTERNATIONAL EQUITIES AND HAS A MASTER'S DEGREE IN CIVIL LAW FROM THE UNIVERSITY OF LEIDEN IN THE NETHERLANDS.

THE VIEWS EXPRESSED IN THIS REPORT REFLECT THOSE OF THE PORTFOLIO MANAGER ONLY THROUGH THE END OF THE PERIOD OF THE REPORT, AS STATED ON THE COVER. THE MANAGER'S VIEWS ARE SUBJECT TO CHANGE AT ANY TIME, BASED ON MARKET AND OTHER CONDITIONS. THIS REPORT MUST BE PRECEDED OR ACCOMPANIED BY A PROSPECTUS WHEN USED AS SALES LITERATURE.

EUROPEAN MARKETS ENJOYED A YEAR OF STRONG GROWTH DESPITE COMBATING UNPRECEDENTED MARKET VOLATILITY IN LATE SUMMER. FOLLOWING, LEAD PORTFOLIO MANAGER MARC SLENDEBROEK DISCUSSES THE MARKET ACTIVITY, THE FUND'S PERFORMANCE AND THE IMPACT OF THE EURO.

Q     COULD YOU PROVIDE US WITH A BRIEF OVERVIEW OF THE EVENTS THAT SHAPED
EUROPEAN MARKETS DURING THIS PERIOD?

A     European and Economic Monetary Union (EMU) continued to be a major market driver at the start of 1998. The required convergence of European interest rates led to sharp rate declines in Spain and Italy, countries that had traditionally been plagued by high interest rates. As rates converged to the European Central Bank central rate, these markets saw significant gains. Also, as a result of these lower rates, the European economy started to see an upturn in consumer spending. In the years leading up to the EMU convergence, prospective countries raised taxes and cut government spending to get their national accounts ready for the single currency. This belt tightening eased in this fiscal year and consumers found themselves with a little more change in their pockets.

      Volatility outside the region, however, did throw a wrench in the largely rosy domestic picture. During the summer months, these markets were affected by the events taking place in the Far East and Russia. The currency crisis in emerging markets would not have had much of an impact on Europe's overall economy if not for the banking system that did import the problems from abroad. We saw very sharp drops in the third quarter, then moving into the fourth quarter, dramatically high market levels. The bounce on the upside was predominantly driven by interest rate cuts led by the U.S. and mirrored by many developed world markets.

      Finland was the best performing market in Europe, followed by Belgium, Italy and Spain. Weaker performers were the United Kingdom, Sweden, Denmark and Norway. The region as a whole, based on the FT/S&P Actuaries World Europe Index, was up 27.09 percent. Telecommunications was the best performing sector, followed by the insurance, utilities, automotive and pharmaceutical sectors. Commodity and cyclical stocks lagged throughout the period.

Q     FOR THE ANNUAL PERIOD, THE FUND WAS UP 17.25 PERCENT (CLASS A SHARES,
UNADJUSTED FOR ANY SALES CHARGE) WHILE THE FT/S&P ACTUARIES WORLD EUROPE INDEX, AS YOU MENTIONED, WAS UP MORE THAN 27 PERCENT. WHY THE LAG?

A     The reason for our lesser performance is really two-fold. First, the incredible volatility made investing a difficult game. One way or the other, it was hard not to find yourself in the wrong place at some point. For us, the underweight position we took in financials as the Russian crisis hit cost us some return as they recovered early in the fourth quarter. We remained underweight at the end of the period because we don't think the banking environment in Europe is particularly strong. The sharp decline in interest rates has made it more difficult for banks to earn money. Interest margins are under pressure. Banks are fairly well capitalized which has meant that their lending

PERFORMANCE UPDATE

standards in the domestic markets have been cut and it has become less profitable. Of the banks we do hold in the portfolio, we are focusing on names with strong cost-cutting measures in place. This is essential when revenue lines are under pressure.

  A second factor that impacted relative performance was the narrowing of European markets in the second half of the year. We saw a large percentage of the index performance come from a relatively low number of stocks. While we owned many of these stocks, to beat the index you not only had to own them, you had to be largely overweighted in them. This is similar to what has occurred in the United States in the past few years. As active money managers, we try to manage risk by diversifying, not by putting all our eggs in very few baskets. Unfortunately, markets were rewarding very concentrated investments.

Q     DID YOU MAKE ANY ADJUSTMENTS TO YOUR INVESTMENT THEMES?

A     In comparison to last year, we did increase exposure to the telecommunications sector. This includes mobile as well as fixed operators. We own fixed operators in markets such as Spain where deregulation and privatization efforts should drive further growth. On the mobile side, we have holdings in nearly all European markets. In certain markets, we are seeing the number of mobile products exceeding the fixed market. Cellular business is definitely booming in the region.

      We remain overweight in business services. As confidence in the economy builds, we expect to see strong gains in this sector. The holdings in this theme should continue to benefit from the restructuring and outsourcing activity that is taking place in Europe.

      After taking profits in the pharmaceutical sector early in the fiscal period, we built up our position again leaving us with an over-weighted position at the end of the period. In a low interest rate, low growth and low inflation environment such as we have in Europe, good quality pharmaceuticals are well positioned to see positive earnings growth.

      An emerging theme is designed to capitalize on the return of the European consumer. We are building positions in both food and general retail holdings.

Q     WHAT WERE SOME OF YOUR TOP-PERFORMING HOLDINGS IN THE PORTFOLIO? WHAT
NAMES LAGGED?

A     Among our financial holdings, Aegon, a Dutch insurance company was an outstanding contributor to the portfolio as was Bank of Ireland. In the telecommunications area, Mannesmann, a German telecommunications and industrial conglomerate, and Telecom Italia Mobile, an Italian cellular telephone company, were very strong throughout the year.

      In the business services area, Rentokil, a United Kingdom-based company, was strong. And among our pharmaceutical holdings, Glaxo Wellcome, also a British company, was a top name.

      While stocks like British Petroleum were hurt by poor sector performance, other laggards seemed to come from across all industries. Aalberts, a Dutch capital goods company; Technip, a French engineering name; and Unique, a Dutch employment services company, were among the lesser performing positions.

Q     IN JANUARY 1999, THE SINGLE CURRENCY, THE EURO, WILL BE LAUNCHED. HOW DO
YOU EXPECT THE CONVERSION TO AFFECT YOUR MANAGEMENT OF THE FUND?

A     In terms of how to position the fund to profit from EMU, we feel that game has already been played. Going forward, the direct management of the fund will not change significantly. Our bottom-up process remains in place. The convergence to a single currency should boost consumer spending in Europe as well as increase outside investor interest. With Europe operating for the first time as a single market, pricing differences on similar products are much more difficult for companies to sustain which is good for inflation and good for consumers. In industrial as well as consumer products we are seeing some significant price cuts.

      Our thoughts are focused on what the impact of the closer integration of Europe will be on several industries. Do not forget that an integral part of the euro introduction has been the creation of competitive markets in previously national or non-liberalized industries. There are significant opportunities for utility, telecommunications and corporate services. Companies that operate in a low cost environment can now enter new markets previously closed to outside competition (or to operators that have been enabled to cut costs through deregulation).

PERFORMANCE UPDATE

Q     SO WHERE DO YOU SEE THINGS GOING FROM HERE?

A     We are very positive about the prospects for Europe. With interest rates as low as they are, equity markets are not overvalued. We are seeing significant upside potential in stocks. While we need to see markets broaden a bit for some of the more mid-sized names to benefit, the potential for a strong year is definitely there.

European market growth is falling back a bit because of a slowdown in global trade but the region remains very competitive with other developed markets. On the consumer side, things look good because of disposable income gains and lower taxation levels. Restructuring and privatization efforts also continue. The environment in Europe is solid and we believe the growth is sustainable.

Q     ARE THERE ANY RISKS TO THIS OUTLOOK?

A     While valuations seem in line with the current interest rate environment, an increase in rates could negatively impact the market. A second risk as we move through '99 to the year 2000, is growing concern about the millennium bug. As coverage of this issue heightens throughout the year, we could see some backlash in the markets.

PERFORMANCE UPDATE

AVERAGE ANNUAL TOTAL RETURNS*

FOR PERIODS ENDED NOVEMBER 30, 1998 (ADJUSTED FOR THE MAXIMUM SALES CHARGE)

                                                      1-YEAR   LIFE OF CLASS
--------------------------------------------------------------------------------------------------
    KEMPER EUROPE FUND CLASS A                        10.49%       15.88%      (inception 5/1/96)
--------------------------------------------------------------------------------------------------
    KEMPER EUROPE FUND CLASS B                        12.92        16.55       (inception 5/1/96)
--------------------------------------------------------------------------------------------------
    KEMPER EUROPE FUND CLASS C                        16.48        17.71       (inception 5/1/96)
--------------------------------------------------------------------------------------------------

                                  [LINE GRAPH]
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS A
--------------------------------------------------------------------------------
Growth of an assumed $10,000 investment in Class A shares from 5/1/96 to 11/30/98

                                                                            FINANCIAL TIMES/STANDARD
                                                   KEMPER EUROPE FUND       & POOR'S ACTUARIES WORLD      STANDARD & POOR'S 500
                                                        CLASS A(1)                 EUROPE INDEX+               STOCK INDEX++
                                                   ------------------       ------------------------      ---------------------
5/1/96                                                   9425.00                    10000.00                    10000.00
                                                         9841.00                    10183.00                    10290.00
                                                         9921.00                    10596.00                    10606.00
12/31/96                                                11037.00                    11715.00                    11492.00
                                                        11468.00                    12248.00                    11801.00
                                                        12684.00                    13322.00                    13860.00
                                                        13246.00                    14450.00                    14897.00
12/31/97                                                12788.00                    14499.00                    15325.00
                                                        15105.00                    17454.00                    17462.00
                                                        16197.00                    18281.00                    18038.00
                                                        13615.00                    15583.00                    16247.00
11/30/98                                                14635.00                    17773.00                    18631.00

                                  [LINE GRAPH]
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS B
--------------------------------------------------------------------------------
Growth of an assumed $10,000 investment in Class B shares from 5/1/96 to 11/30/98

                                                                            FINANCIAL TIMES/STANDARD
                                                   KEMPER EUROPE FUND       & POOR'S ACTUARIES WORLD      STANDARD & POOR'S 500
                                                        CLASS B(1)                  EUROPE INDEX+               STOCK INDEX++
                                                   ------------------       -------------------------     ---------------------
5/1/96                                                  10000.00                    10000.00                    10000.00
                                                        10410.50                    10183.00                    10290.00
                                                        10484.20                    10596.00                    10606.00
12/31/96                                                11657.80                    11715.00                    11492.00
                                                        12084.10                    12248.00                    11801.00
                                                        13352.20                    13322.00                    13860.00
                                                        13906.30                    14450.00                    14897.00
12/31/97                                                13387.30                    14499.00                    15325.00
                                                        15782.10                    17454.00                    17462.00
                                                        16871.70                    18281.00                    18038.00
                                                        14142.40                    15583.00                    16247.00
11/30/98                                                14856.30                    17773.00                    18631.00


                                  [LINE GRAPH]
--------------------------------------------------------------------------------
KEMPER EUROPE FUND CLASS C
--------------------------------------------------------------------------------
Growth of an assumed $10,000 investment in Class C shares from 5/1/96 to 11/30/98

                                                                            FINANCIAL TIMES/STANDARD
                                                   KEMPER EUROPE FUND       & POOR'S ACTUARIES WORLD      STANDARD & POOR'S 500
                                                        CLASS C()1                  EUROPE INDEX+               STOCK INDEX++
                                                   ------------------      -------------------------      ---------------------
5/1/96                                                  10000.00                    10000.00                    10000.00
                                                        10421.00                    10183.00                    10290.00
                                                        10484.00                    10596.00                    10606.00
12/31/96                                                11658.00                    11715.00                    11492.00
                                                        12095.00                    12248.00                    11801.00
                                                        13352.00                    13322.00                    13860.00
                                                        13906.00                    14450.00                    14897.00
12/31/97                                                13398.00                    14499.00                    15325.00
                                                        15793.00                    17454.00                    17462.00
                                                        16915.00                    18281.00                    18038.00
                                                        14196.00                    15583.00                    16247.00
11/30/98                                                15243.00                    17773.00                    18631.00

PAST PERFORMANCE IS NOT A GUARANTEE OF FUTURE RESULTS. INVESTMENT RETURNS AND PRINCIPAL VALUES WILL FLUCTUATE SO THAT SHARES, WHEN REDEEMED, MAY BE WORTH MORE OR LESS THAN ORIGINAL COST.

* Average annual total return and total return measure net investment income and capital gain or loss from portfolio investments over the periods specified, assuming reinvestment of all dividends and, where indicated, adjustment for the maximum sales charge. The maximum sales charge for Class A shares is 5.75%. For Class B shares the maximum contingent deferred sales charge (CDSC) is 4%. Class C shares have no sales charge adjustment, but redemptions within one year of purchase may be subject to a contingent deferred sales charge of 1%. Share classes invest in the same underlying portfolio. Average annual total return reflects annualized change while total return reflects aggregate change. During the periods noted, securities prices fluctuated. For additional information, see the Prospectus and Statement of Additional Information and the Financial Highlights at the end of this report.

(1) PERFORMANCE INCLUDES REINVESTMENT OF DIVIDENDS AND ADJUSTMENT FOR THE MAXIMUM SALES CHARGE FOR CLASS A SHARES AND THE CDSC IN EFFECT AT THE END OF THE PERIOD FOR CLASS B SHARES. IN COMPARING KEMPER EUROPE FUND TO THE INDICES, YOU SHOULD ALSO NOTE THAT THE FUND'S PERFORMANCE REFLECTS THE MAXIMUM SALES CHARGE, WHILE NO SUCH CHARGES ARE REFLECTED IN THE PERFORMANCE OF THE INDICES.

+ FINANCIAL TIMES/STANDARD & POOR'S ACTUARIES WORLD EUROPE INDEX IS AN UNMANAGED INDEX THAT IS GENERALLY REPRESENTATIVE OF THE EQUITY SECURITIES OF EUROPEAN MARKETS. INVESTORS CANNOT ACTUALLY MAKE INVESTMENTS IN THE INDEX.

++ THE STANDARD & POOR'S 500 STOCK INDEX IS AN UNMANAGED INDEX GENERALLY REPRESENTATIVE OF THE U.S. STOCK MARKET. SOURCE IS TOWERSDATA. INVESTORS CANNOT ACTUALLY MAKE INVESTMENTS IN THIS INDEX.

LARGEST HOLDINGS

THE FUND'S 15 LARGEST HOLDINGS*
Representing 47.4 percent of the fund's total common stock on November 30, 1998

----------------------------------------------------------------------------------------------------------
            COMPANY                                     COUNTRY                                    PERCENT
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

1.          NOVARTIS                                    Switzerland                                   4.1%
----------------------------------------------------------------------------------------------------------

2.          GLAXO WELLCOME                              United Kingdom                                4.0%
----------------------------------------------------------------------------------------------------------

3.          TELECOM ITALIA                              Italy                                         3.8%
----------------------------------------------------------------------------------------------------------

4.          BRITISH TELECOM                             United Kingdom                                3.5%
----------------------------------------------------------------------------------------------------------

5.          EMPRESA NACIONAL DE                         Spain                                         3.5%
            ELECTRICIDAD
----------------------------------------------------------------------------------------------------------

6.          VIAG                                        Germany                                       3.4%
----------------------------------------------------------------------------------------------------------

7.          RENTOKIL INITIAL                            United Kingdom                                3.2%
----------------------------------------------------------------------------------------------------------

8.          KONINKLIJKE NUMICO                          Netherlands                                   3.0%
----------------------------------------------------------------------------------------------------------

9.          GROUPE DANONE                               France                                        2.9%
----------------------------------------------------------------------------------------------------------

10.         KONINKLIJKE AHOLD                           Netherlands                                   2.8%
----------------------------------------------------------------------------------------------------------

11.         ING GROEP                                   Netherlands                                   2.7%
----------------------------------------------------------------------------------------------------------

12.         COMPANIA TELEFONICA NACIONAL                Spain                                         2.7%
            DE ESPANA
----------------------------------------------------------------------------------------------------------

13.         SOCIETE LYONNAISE DES EAUX                  France                                        2.7%
----------------------------------------------------------------------------------------------------------

14.         GETRONICS                                   Netherlands                                   2.6%
----------------------------------------------------------------------------------------------------------

15.         UNILEVER                                    United Kingdom                                2.5%
----------------------------------------------------------------------------------------------------------

*Portfolio holdings are subject to change.

PORTFOLIO OF INVESTMENTS

KEMPER EUROPE FUND

PORTFOLIO OF INVESTMENTS AT NOVEMBER 30, 1998
(DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------
                COMMON STOCKS                                                            NUMBER OF SHARES    VALUE
-----------------------------------------------------------------------------------------------------------------------
    UNITED KINGDOM--25.5%                    Bodycote International, PLC
                                               HOLDING COMPANY                                  45,000      $   649
                                             British Petroleum, PLC
                                               MAJOR INTEGRATED WORLD OIL COMPANY               85,494        1,335
                                             British Telecom, PLC
                                               TELECOMMUNICATION SERVICES                      162,700        2,229
                                             Compass Group, PLC
                                               INTERNATIONAL CATERING GROUP                    142,350        1,501
                                             Glaxo Wellcome, PLC
                                               PHARMACEUTICAL COMPANY                           79,350        2,509
                                             Hays, PLC
                                               BUSINESS SERVICES                               117,000          988
                                          (a)National Westminster Bank
                                               BANK                                             31,225          570
                                             Orange, PLC
                                               OPERATOR OF DIGITAL MOBILE TELEPHONE
                                               NETWORK                                          67,270          688
                                             Reed International, PLC
                                               PUBLISHER OF SCIENTIFIC, PROFESSIONAL
                                               AND BUSINESS TO BUSINESS MATERIALS               89,562          705
                                             Rentokil Initial, PLC
                                               SERVICES COMPANY                                305,500        2,031
                                             Select Appointments Holdings
                                               RECRUITMENT SERVICES FOR TEMPORARY AND
                                               PERMANENT STAFF                                  63,542          656
                                             SmithKline Beecham, PLC
                                               MANUFACTURER OF ETHICAL DRUGS AND
                                               HEALTHCARE PRODUCTS                              50,000          614
                                             Unilever, PLC
                                               MANUFACTURER OF BRANDED AND PACKAGED
                                               CONSUMER GOODS, FOOD, DETERGENTS AND
                                               PERSONAL CARE PRODUCTS                          149,793        1,558
                                             Vodafone Group, PLC
                                               TELECOMMUNICATIONS PROVIDER                      44,538          658
                                             Zeneca Group, PLC
                                               MANUFACTURER OF PHARMACEUTICAL AND
                                               AGROCHEMICAL PRODUCTS AND SPECIALTY
                                               CHEMICALS                                        23,334          970
                                             --------------------------------------------------------------------------
                                                                                                             17,661
-----------------------------------------------------------------------------------------------------------------------
    NETHERLANDS--15.9%                       Aegon Insurance Group, N.V.
                                               INSURANCE COMPANY                                    26            3
                                             Aalberts Industries
                                               CAPITAL GOODS COMPONENTS                         26,205          618
                                             Apothekers Cooperatie OPG
                                               DISTRIBUTOR OF PHARMACEUTICAL AND
                                               MEDICAL PRODUCTS                                 22,750          714
                                             Content Beheer
                                               RECRUITMENT SERVICES FOR TEMPORARY STAFF         37,550          685
                                             Getronics, N.V.
                                               PROVIDER OF COMPUTER INSTALLATION AND
                                               MAINTENANCE SERVICES                             36,723        1,606
                                             ING Groep, N.V.
                                               INSURANCE AND FINANCIAL SERVICES                 29,690        1,700
                                             Koninklijke Ahold, N.V.
                                               INTERNATIONAL FOOD RETAILER                      50,551        1,753

PORTFOLIO OF INVESTMENTS

(DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------
                                                                                         NUMBER OF SHARES    VALUE
-----------------------------------------------------------------------------------------------------------------------
                                             Koninklijke Numico, N.V.
                                               NUTRITIONAL FOOD SPECIALIST                      44,266      $ 1,910
                                             Nedcon Groep
                                               RACKING SYSTEMS MANUFACTURER                      9,104          185
                                             Unique International, N.V.
                                               OPERATOR OF RETAIL CLOTHING STORES,
                                               EMPLOYMENT AGENCIES, TECHNICAL TRADE
                                               SCHOOLS AND ENGINEERING SERVICES                 28,290          718
                                             Vedior, N.V. CVA
                                               TEMPORARY EMPLOYMENT SERVICES                    53,344        1,088
                                             --------------------------------------------------------------------------
                                                                                                             10,980
-----------------------------------------------------------------------------------------------------------------------
    FRANCE--11.2%                            AXA, S.A.
                                               INSURANCE GROUP PROVIDING INSURANCE,
                                               FINANCE AND REAL ESTATE SERVICES                  6,040          780
                                             Alcatel Alsthom
                                               MANUFACTURER OF TRANSPORTATION,
                                               TELECOMMUNICATION AND ENERGY EQUIPMENT            5,553          734
                                             Compagnie Francaise d'Etudes et de
                                               Construction Technip
                                               BUILDER OF FACTORIES WHICH PRODUCE
                                               ENERGY PRODUCTS                                   1,123           95
                                             Groupe Danone
                                               PRODUCER OF PACKAGED FOODS AND BEVERAGES          6,210        1,812
                                             Sanofi, S.A.
                                               RESEARCHER AND MANUFACTURER OF HEALTH
                                               CARE PRODUCTS AND BEAUTY AIDS                     6,000        1,071
                                             Societe Lyonnaise des Eaux, S.A.
                                               WATER UTILITY                                     8,600        1,698
                                             Societe Nationale Elf Aquitaine
                                               PETROLEUM COMPANY                                 3,300          411
                                             Television Francaise
                                               TELEVISION BROADCASTING                           6,615        1,157
                                             --------------------------------------------------------------------------
                                                                                                              7,758
-----------------------------------------------------------------------------------------------------------------------
    GERMANY--9.5%                            Bayerische Vereinsbank A.G.
                                               COMMERCIAL BANK                                  13,200        1,143
                                             GEHE A.G.
                                               PHARMACEUTICALS DISTRIBUTOR                      20,000        1,279
                                             Mannesmann A.G.
                                               DIVERSIFIED CONSTRUCTION AND TECHNOLOGY
                                               COMPANY                                          11,750        1,271
                                             Metro A.G.
                                               OPERATOR OF BUILDINGS, CLOTHING AND FOOD
                                               STORES AND SUPERMARKETS                          12,000          748
                                             VIAG A.G.
                                               PROVIDER OF ELECTRICAL POWER AND NATURAL
                                               GAS SERVICES, ALUMINUM PRODUCTS,
                                               CHEMICALS, CERAMICS AND GLASS                     3,500        2,157
                                             --------------------------------------------------------------------------
                                                                                                              6,598

PORTFOLIO OF INVESTMENTS

(DOLLARS IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------
                                                                                         NUMBER OF SHARES    VALUE
-----------------------------------------------------------------------------------------------------------------------
    ITALY--8.7%                              AEM
                                               ELECTRIC AND GAS UTILITY                        600,000      $   900
                                             Assicurazioni Generali, SpA
                                               LIFE AND PROPERTY INSURANCE COMPANY              25,250          943
                                             Istituto Bancario San Paolo di Torino
                                               COMMERCIAL BANK                                  72,556        1,190
                                             Telecom Italia, SpA
                                               TELECOMMUNICATIONS, ELECTRONICS AND
                                               NETWORK CONSTRUCTION                            295,000        2,390
                                             Telecom Italia Mobile, SpA
                                               CELLULAR TELECOMMUNICATION SERVICES              93,000          609
                                             --------------------------------------------------------------------------
                                                                                                              6,032
-----------------------------------------------------------------------------------------------------------------------
    SPAIN--6.6%                              Centros Comerciales Continente, S.A.
                                               HYPERMARKET CHAIN                                21,000          684
                                             Compania Telefonica Nacional de Espana,
                                               S.A.
                                               TELECOMMUNICATION SERVICES                       36,164        1,698
                                             Empresa Nacional de Electricidad, S.A.
                                               ELECTRIC POWER UTILITY                           83,109        2,168
                                             --------------------------------------------------------------------------
                                                                                                              4,550
-----------------------------------------------------------------------------------------------------------------------
    SWITZERLAND--5.4%                        Nestle, S.A.
                                               FOOD MANUFACTURER                                   560        1,163
                                             Novartis, A.G.
                                               PHARMACEUTICAL COMPANY                            1,358        2,549
                                             --------------------------------------------------------------------------
                                                                                                              3,712
-----------------------------------------------------------------------------------------------------------------------
    SWEDEN--4.2%                             Astra, A.B. "A"
                                               PHARMACEUTICAL COMPANY                           53,000          970
                                             Gambro, A.B.
                                               HEALTHCARE SERVICES AND MEDICAL
                                               TECHNOLOGY PROVIDER                              77,750          951
                                          (a)Industri Matematik
                                               INFORMATION TECHNOLOGY SERVICES                  26,500          166
                                             Securitas, A.B.
                                               INSTALLATION OF SECURITY SYSTEMS AND
                                               PROVIDER OF GUARD SERVICES                       54,500          810
                                             --------------------------------------------------------------------------
                                                                                                              2,897
-----------------------------------------------------------------------------------------------------------------------
    PORTUGAL--2.3%                           Electricidade de Portugal, S.A.
                                               ELECTRIC UTILITY                                 70,254        1,556
                                             --------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
    IRELAND--1.1%                            Bank of Ireland, PLC
                                               BANK                                             37,833          776
                                             --------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------
    GREECE--.4%                              Panafon, S.A.
                                               PROVIDER OF MOBILE TELEPHONE SERVICES            16,153          289
                                             --------------------------------------------------------------------------
                                             TOTAL COMMON STOCKS--90.8%
                                             (Cost: $59,600)                                                 62,809
                                             --------------------------------------------------------------------------

PORTFOLIO OF INVESTMENTS

-----------------------------------------------------------------------------------------------------------------------
                                                                                         PRINCIPAL AMOUNT    VALUE
-----------------------------------------------------------------------------------------------------------------------
    MONEY MARKET                             Yield--4.59% to 5.07%
    INSTRUMENTS--9.2%                        Due--December 1998 and January 1999
                                             Bell Atlantic Network Funding Corp.                $1,370      $ 1,360
                                             Dresdner U.S. Finance, Inc.                         3,000        2,989
                                             UBS Finance Corp.                                   2,000        1,996
                                             --------------------------------------------------------------------------
                                             TOTAL MONEY MARKET INSTRUMENTS--9.2%
                                             (Cost: $6,345)                                                   6,345
                                             --------------------------------------------------------------------------
                                             TOTAL INVESTMENT PORTFOLIO--100%
                                             (Cost: $65,945)                                                $69,154
                                             --------------------------------------------------------------------------

At November 30, 1998, the fund's portfolio of investments had the following industry diversification (dollars in thousands):

                                                               VALUE            %
----------------------------------------------------------------------------------------
Healthcare                                                    $11,627           16.8
----------------------------------------------------------------------------------------
Communications                                                  8,561           12.4
----------------------------------------------------------------------------------------
Consumer Staples                                                8,196           11.8
----------------------------------------------------------------------------------------
Service Industries                                              7,682           11.1
----------------------------------------------------------------------------------------
Finance                                                         7,104           10.3
----------------------------------------------------------------------------------------
Utilities                                                       6,322            9.1
----------------------------------------------------------------------------------------
Manufacturing                                                   4,880            7.1
----------------------------------------------------------------------------------------
Consumer Discretionary                                          2,933            4.2
----------------------------------------------------------------------------------------
Technology                                                      1,771            2.6
----------------------------------------------------------------------------------------
Miscellaneous                                                   3,733            5.4
----------------------------------------------------------------------------------------
TOTAL COMMON STOCKS                                            62,809           90.8
----------------------------------------------------------------------------------------
MONEY MARKET INSTRUMENTS                                        6,345            9.2
----------------------------------------------------------------------------------------
TOTAL INVESTMENTS                                             $69,154          100.0
----------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 NOTES TO PORTFOLIO OF INVESTMENTS
--------------------------------------------------------------------------------
(a) Non-income producing security.

Based on the cost of investments of $66,251,000 for federal income tax purposes at November 30, 1998, the gross unrealized appreciation was $6,217,000, the gross unrealized depreciation was $3,314,000 and the net unrealized appreciation on investments was $2,903,000.

See accompanying Notes to Financial Statements.

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF TRUSTEES AND SHAREHOLDERS
KEMPER EUROPE FUND

  We have audited the accompanying statement of assets and liabilities, including the portfolio of investments, of Kemper Europe Fund as of November 30, 1998, and the related statements of operations for the year then ended and changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the fiscal periods since 1996. These financial statements and financial highlights are the responsibility of the fund's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of investments owned as of November 30, 1998, by correspondence with the custodian. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Kemper Europe Fund at November 30, 1998, the results of its operations, the changes in its net assets and the financial highlights for the periods referred to above in conformity with generally accepted accounting principles.

                                                               ERNST & YOUNG LLP

                                          Chicago, Illinois
                                          January 19, 1999

FINANCIAL STATEMENTS

STATEMENT OF ASSETS AND LIABILITIES

November 30, 1998
(IN THOUSANDS)

-----------------------------------------------------------------------
 ASSETS
-----------------------------------------------------------------------
Investments, at value
(Cost $65,945)                                                  $69,154
-----------------------------------------------------------------------
Receivable for:
  Investments sold                                                  805
-----------------------------------------------------------------------
  Fund shares sold                                                  255
-----------------------------------------------------------------------
  Dividends                                                         156
-----------------------------------------------------------------------
  Reimbursement from Adviser                                        151
-----------------------------------------------------------------------
    TOTAL ASSETS                                                 70,521
-----------------------------------------------------------------------

-----------------------------------------------------------------------
LIABILITIES AND NET ASSETS
-----------------------------------------------------------------------

Cash overdraft                                                      784
-----------------------------------------------------------------------
Payable for:
  Investments purchased                                           1,342
-----------------------------------------------------------------------
  Fund shares redeemed                                              843
-----------------------------------------------------------------------
  Distribution services fee                                           2
-----------------------------------------------------------------------
  Administrative services fee                                         5
-----------------------------------------------------------------------
  Custodian and transfer agent fees and related expenses            136
-----------------------------------------------------------------------
  Trustees' fees and other                                          101
-----------------------------------------------------------------------
    Total liabilities                                             3,213
-----------------------------------------------------------------------
NET ASSETS                                                      $67,308
-----------------------------------------------------------------------

-----------------------------------------------------------------------
 ANALYSIS OF NET ASSETS
-----------------------------------------------------------------------

Paid-in capital                                                 $64,143
-----------------------------------------------------------------------
Accumulated net realized loss on investments and foreign
currency transactions                                               (50)
-----------------------------------------------------------------------
Net unrealized appreciation on investments and assets and
liabilities in foreign currencies                                 3,215
-----------------------------------------------------------------------
NET ASSETS APPLICABLE TO SHARES OUTSTANDING                     $67,308
-----------------------------------------------------------------------

-----------------------------------------------------------------------
 THE PRICING OF SHARES
-----------------------------------------------------------------------

CLASS A SHARES
  Net asset value and redemption price per share
  ($32,386 / 2,259 shares outstanding)                           $14.34
-----------------------------------------------------------------------
  Maximum offering price per share
  (net asset value, plus 6.10% of
  net asset value or 5.75% of offering price)                    $15.21
-----------------------------------------------------------------------
CLASS B SHARES
  Net asset value and redemption price
  (subject to contingent deferred sales charge) per share
  ($30,831 / 2,194 shares outstanding)                           $14.05
-----------------------------------------------------------------------
CLASS C SHARES
  Net asset value and redemption price
  (subject to contingent deferred sales charge) per share
  ($4,091 / 289 shares outstanding)                              $14.13
-----------------------------------------------------------------------

See accompanying Notes to Financial Statements.

FINANCIAL STATEMENTS

STATEMENT OF OPERATIONS

Year ended November 30, 1998
(IN THOUSANDS)

----------------------------------------------------------------------
 INVESTMENT INCOME
----------------------------------------------------------------------
  Dividends (less foreign taxes withheld of $89)                $  611
----------------------------------------------------------------------
  Interest                                                         252
----------------------------------------------------------------------
    Total investment income                                        863
----------------------------------------------------------------------
Expenses:
  Management fee                                                   349
----------------------------------------------------------------------
  Distribution services fee                                        174
----------------------------------------------------------------------
  Administrative services fee                                      103
----------------------------------------------------------------------
  Custodian and transfer agent fees and related expenses           775
----------------------------------------------------------------------
  Professional fees                                                 19
----------------------------------------------------------------------
  Reports to shareholders                                           63
----------------------------------------------------------------------
  Trustees' fees and other                                          43
----------------------------------------------------------------------
    Total expenses before expense waiver                         1,526
----------------------------------------------------------------------
Less expenses waived and absorbed by investment manager            560
----------------------------------------------------------------------
    Total expenses after expense waiver                            966
----------------------------------------------------------------------
NET INVESTMENT LOSS                                               (103)
----------------------------------------------------------------------

----------------------------------------------------------------------
 NET REALIZED AND UNREALIZED GAIN ON INVESTMENTS
----------------------------------------------------------------------

  Net realized gain on sales of investments and foreign
  currency transactions                                             35
----------------------------------------------------------------------
  Change in net unrealized appreciation on investments and
  assets and liabilities in foreign currencies                   2,416
----------------------------------------------------------------------
Net gain on investments                                          2,451
----------------------------------------------------------------------
NET INCREASE IN NET ASSETS RESULTING FROM OPERATIONS            $2,348
----------------------------------------------------------------------

STATEMENT OF CHANGES IN NET ASSETS

(IN THOUSANDS)

                                                                 YEAR ENDED NOVEMBER 30,
                                                                 1998               1997
-----------------------------------------------------------------------------------------
 OPERATIONS, DIVIDENDS AND CAPITAL SHARE ACTIVITY
-----------------------------------------------------------------------------------------
  Net investment loss                                           $  (103)              (12)
-----------------------------------------------------------------------------------------
  Net realized gain                                                  35               321
-----------------------------------------------------------------------------------------
  Change in net unrealized appreciation                           2,416               517
-----------------------------------------------------------------------------------------
Net increase in net assets resulting from operations              2,348               826
-----------------------------------------------------------------------------------------
Net equalization credits                                             --                35
-----------------------------------------------------------------------------------------
  Distribution from net investment income                           (49)               --
-----------------------------------------------------------------------------------------
  Distribution from net realized gain                              (304)              (51)
-----------------------------------------------------------------------------------------
Total dividends to shareholders                                    (353)              (51)
-----------------------------------------------------------------------------------------
Net increase from capital share transactions                     41,403            19,244
-----------------------------------------------------------------------------------------
TOTAL INCREASE IN NET ASSETS                                     43,398            20,054
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
 NET ASSETS
-----------------------------------------------------------------------------------------

Beginning of year                                                23,910             3,856
-----------------------------------------------------------------------------------------
END OF YEAR (including undistributed net investment
income of $55 for the year ended November 30, 1997)             $67,308            23,910
-----------------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1    DESCRIPTION OF THE
     FUND Kemper Europe Fund is an open-end management investment company organized as a business trust under the laws of Massachusetts. The fund currently offers four classes of shares. Class A shares are sold to investors subject to an initial sales charge. Class B shares are sold without an initial sales charge but are subject to higher ongoing expenses than Class A shares and a contingent deferred sales charge payable upon certain redemptions. Class B shares automatically convert to Class A shares six years after issuance. Class C shares are sold without an initial sales charge but are subject to higher ongoing expenses than Class A shares and a contingent deferred sales charge payable upon certain redemptions within one year of purchase. Class C shares do not convert into another class. Class I shares (none sold through November 30, 1998) are offered to a limited group of investors, are not subject to initial or contingent deferred sales charges and have lower ongoing expenses than other classes. Differences in class expenses will result in the payment of different per share income dividends by class. All shares of the fund have equal rights with respect to voting, dividends and assets, subject to class specific preferences.

--------------------------------------------------------------------------------

2    SIGNIFICANT
     ACCOUNTING POLICIES     SECURITY VALUATION. Investments are stated at
                             value. Portfolio securities which are traded on U.S. or foreign stock exchanges are valued at the most recent sale price reported on the exchange on which the security is traded most extensively. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation is used. Securities quoted on the Nasdaq Stock Market
                             (Nasdaq), for which there have been sales, are valued at the most recent sale price reported. If there are no such sales, the value is the most recent bid quotation. Securities which are not quoted on Nasdaq but are traded in another over-the-counter market are valued at the most recent sale price on such market. If no sale occurred, the security is then valued at the calculated mean between the most recent bid and asked quotations. If there are no such bid and asked quotations, the most recent bid quotation shall be used. Forward foreign currency exchange contracts are valued at the prevailing forward exchange rates of the underlying currencies on that day. Money market instruments purchased with an original maturity of sixty days or less are valued at amortized cost. All other securities are valued at their fair market value as determined in good faith by the Valuation Committee of the Board of Trustees.

                             FOREIGN CURRENCY TRANSLATIONS. The books and records of the fund are maintained in U.S. dollars. Investment securities and other assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the prevailing rates of exchange. Purchases and sales of investment securities, income and expenses are translated into U.S. dollars at the prevailing exchange rates on the respective dates of the transactions. The fund includes that portion of the results of operations resulting from changes in foreign exchange rates with net realized and unrealized gain (loss) on investments, as appropriate.

                             Net realized and unrealized gains and losses on foreign currency transactions represent net gains and losses from sales and maturities of forward foreign currency exchange contracts, disposition of foreign currencies, and the difference between the amount of net investment income accrued and the U.S. dollar amount actually received. That portion of both realized and unrealized gains

NOTES TO FINANCIAL STATEMENTS

                             and losses on investments that result from fluctuations in foreign currency exchange rates is not separately disclosed.

                             INVESTMENT TRANSACTIONS AND INVESTMENT INCOME. Investment transactions are accounted for on the trade date. Dividend income is recorded on the ex-dividend date, except that certain dividends from foreign securities are recorded as soon as the information is available to the fund. Interest income is recorded on the accrual basis. Realized gains and losses from investment transactions are reported on an identified cost basis.

                             FUND SHARE VALUATION. Fund shares are sold and redeemed on a continuous basis at net asset value (plus an initial sales charge on most sales of Class A shares). Proceeds payable on redemption of Class B and Class C shares will be reduced by the amount of any applicable contingent deferred sales charge. On each day the New York Stock Exchange is open for trading, the net asset value per share is determined as of the close of the Exchange. The net asset value per share is determined separately for each class by dividing the fund's net assets attributable to that class by the number of shares of the class outstanding.

                             FEDERAL INCOME TAXES. The fund's policy is to comply with the requirements of the Internal Revenue Code, as amended, which are applicable to regulated investment companies, and to distribute all of its taxable income to its shareholders. Accordingly, the fund paid no federal income taxes and no federal income tax provision was required.

                             DIVIDENDS TO SHAREHOLDERS. The fund declares and pays dividends of net investment income and net realized capital gains annually, which are recorded on the ex-dividend date. Dividends are determined in accordance with income tax principles which may treat certain transactions differently from generally accepted accounting principles. These differences are primarily due to differing treatments for certain transactions such as foreign currency transactions.

                             EQUALIZATION ACCOUNTING. Prior to December 1, 1997, the fund used equalization accounting to keep a continuing shareholder's per share interest in undistributed net investment income unaffected by shareholder activity. This was accomplished by allocating a portion of the proceeds from sales and the cost of redemptions of fund shares to undistributed net investment income. As of December 1, 1997, the fund discontinued using equalization. This change has no effect on the fund's net assets, net asset value per share or distributions to shareholders. Discontinuing the use of equalization accounting will result in simpler financial statements. The cumulative effect of the discontinuance of equalization accounting was to decrease undistributed net investment income and increase paid-in-capital previously reported through November 30, 1997 by $44,000.

--------------------------------------------------------------------------------

3    TRANSACTIONS WITH
     AFFILIATES              MANAGEMENT AGREEMENT. The fund has a management
                             agreement with Scudder Kemper Investments, Inc.
                             (Scudder Kemper) and pays a monthly investment management fee of 1/12 of the annual rate of .75% of the first $250 million of average daily net assets declining to .62% of average daily net assets in excess of $12.5 billion. However, the fund incurred no management fees for the year ended
                             November 30, 1998, after a fee waiver by Scudder
                             Kemper.

NOTES TO FINANCIAL STATEMENTS

                             In addition, Scudder Kemper has agreed to temporarily absorb certain operating expenses of the fund. Under these arrangements, Scudder Kemper waived and absorbed expenses of $560,000 for the year ended November 30, 1998.

                             ZURICH/B.A.T MERGER. On September 7, 1998, Zurich Insurance Company (Zurich), majority owner of Scudder Kemper, entered into an agreement with B.A.T Industries p.l.c. (B.A.T) pursuant to which the financial services businesses of B.A.T were combined with Zurich's businesses to form a new global insurance and financial services company known as Zurich Financial Services. Upon consummation of the transaction, the fund's investment management agreement with Scudder Kemper was deemed to have been assigned and, therefore, terminated. The Board of Trustees of the fund has approved a new investment management agreement with Scudder Kemper, which is substantially identical to the former investment management agreement, except for the dates of execution and termination. Shareholders approved the new investment management agreement through a proxy solicitation that concluded in mid-December.

                             UNDERWRITING AND DISTRIBUTION SERVICES AGREEMENT. The fund has an underwriting and distribution services agreement with Kemper Distributors, Inc.
                             (KDI). Underwriting commissions paid in connection with the distribution of Class A shares are as follows:


                                                                                                       COMMISSIONS
                                                                         COMMISSIONS RETAINED         ALLOWED BY KDI
                                                                                BY KDI                 TO FIRMS
                                                                         --------------------   ----------------------
                                       Year ended November 30, 1998            $22,000                 217,000

                             For services under the distribution services agreement, the fund pays KDI a fee of .75% of average daily net assets of the Class B and Class C shares pursuant to separate Rule 12b-1 plans for the Class B and Class C shares. Pursuant to the agreement, KDI enters into related selling group agreements with various firms at various rates for sales of Class B and Class C shares. In addition, KDI receives any contingent deferred sales charges
                             (CDSC) from redemptions of Class B and Class C shares. Distribution fees, CDSC and commissions related to Class B and Class C shares are as follows:

                                                                           DISTRIBUTION FEES
                                                                         (AFTER EXPENSE WAIVER)      COMMISSIONS AND
                                                                                AND CDSC          DISTRIBUTION FEES PAID
                                                                            RECEIVED BY KDI          BY KDI TO FIRMS
                                                                         ----------------------   ----------------------
                                       Year ended November 30, 1998             $58,000                  432,000

                             ADMINISTRATIVE SERVICES AGREEMENT. The fund has an administrative services agreement with KDI. For providing information and administrative services to Class A, Class B and Class C shareholders, the fund pays KDI a fee at an annual rate of up to .25% of average daily net assets of each class. KDI in turn has various agreements with financial services firms that provide these services and pays these firms based on assets of fund accounts the firms service. Administrative services fees (ASF) paid are as follows:

                                                                               ASF (AFTER
                                                                             EXPENSE WAIVER)
                                                                               PAID BY THE          ASF PAID BY KDI
                                                                               FUND TO KDI            TO FIRMS
                                                                             ---------------   ----------------------
                                       Year ended November 30, 1998              $51,000              113,000

NOTES TO FINANCIAL STATEMENTS

                             SHAREHOLDER SERVICES AGREEMENT. Pursuant to a services agreement with the fund's transfer agent, Kemper Service Company (KSvC) is the shareholder service agent of the fund. Under the agreement, KSvC received shareholder services fees of $581,000 for the year ended November 30, 1998.

                             OFFICERS AND TRUSTEES. Certain officers or trustees of the fund are also officers or directors of Scudder Kemper. During the year ended November 30, 1998, the fund made no payments to its officers and incurred trustees' fees of $15,000 to independent trustees.

--------------------------------------------------------------------------------

4    INVESTMENT
     TRANSACTIONS            For the year ended November 30, 1998, investment
                             transactions (excluding short-term instruments) are as follows (in thousands):

                             Purchases                                   $93,829

                             Proceeds from sales                          55,937

--------------------------------------------------------------------------------

5    CAPITAL SHARE
     TRANSACTIONS            The following table summarizes the activity in
                             capital shares of the fund (in thousands):

                                                                               YEAR ENDED NOVEMBER 30,
                                                                         1998                            1997
                                                                 --------------------            --------------------
                                                                 SHARES        AMOUNT            SHARES       AMOUNT

                                       ------------------------------------------------------------------------------
                                        SHARES SOLD
                                        Class A                   7,283       $107,825           1,001        $12,178
                                       ------------------------------------------------------------------------------
                                        Class B                   3,914         56,766           1,144         14,017
                                       ------------------------------------------------------------------------------
                                        Class C                     294          4,309              53            637
                                       ------------------------------------------------------------------------------
                                        SHARES ISSUED IN REINVESTMENT OF DIVIDENDS
                                        Class A                      15            187               2             24
                                       ------------------------------------------------------------------------------
                                        Class B                      11            142               4             43
                                       ------------------------------------------------------------------------------
                                        Class C                       1             11              --             --
                                       ------------------------------------------------------------------------------
                                        SHARES REDEEMED
                                        Class A                  (6,034)       (89,091)           (243)        (2,992)
                                       ------------------------------------------------------------------------------
                                        Class B                  (2,591)       (37,533)           (372)        (4,615)
                                       ------------------------------------------------------------------------------
                                        Class C                     (86)        (1,213)             (4)           (48)
                                       ------------------------------------------------------------------------------
                                        CONVERSION OF SHARES
                                        Class A                      47            699              13            161
                                       ------------------------------------------------------------------------------
                                        Class B                     (48)          (699)            (13)          (161)
                                       ------------------------------------------------------------------------------
                                        NET INCREASE
                                        FROM CAPITAL
                                        SHARE TRANSACTIONS                    $ 41,403                        $19,244
                                       ------------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                           -----------------------------
                                                      CLASS A
                                           -----------------------------
                                             YEAR ENDED       MAY 1 TO
                                            NOVEMBER 30,    NOVEMBER 30,
                                            1998    1997        1996
------------------------------------------------------------------------
------------------------------------------------------------------------
 PER SHARE OPERATING PERFORMANCE
------------------------------------------------------------------------
Net asset value, beginning of period       $12.43   11.02       9.50
------------------------------------------------------------------------
Income from investment operations:
  Net investment income                       .04     .03        .01
------------------------------------------------------------------------
  Net realized and unrealized gain           2.07    1.51       1.51
------------------------------------------------------------------------
Total from investment operations             2.11    1.54       1.52
------------------------------------------------------------------------
Less dividends:
  Distribution from net investment income     .05      --         --
------------------------------------------------------------------------
  Distribution from net realized gain         .15     .13         --
------------------------------------------------------------------------
Total dividends                               .20     .13         --
------------------------------------------------------------------------
Net asset value, end of period             $14.34   12.43      11.02
------------------------------------------------------------------------
TOTAL RETURN (NOT ANNUALIZED)               17.25%  14.18      16.00
------------------------------------------------------------------------
 RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     1.53%   1.52       1.49
------------------------------------------------------------------------
Net investment income                         .32%    .34        .46
------------------------------------------------------------------------
 OTHER RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     2.28%   1.75       4.74
------------------------------------------------------------------------
Net investment income (loss)                 (.43)%   .11      (2.79)
------------------------------------------------------------------------

                                           -----------------------------
                                                      CLASS B
                                           -----------------------------
                                             YEAR ENDED       MAY 1 TO
                                            NOVEMBER 30,    NOVEMBER 30,
                                            1998    1997        1996
------------------------------------------------------------------------
------------------------------------------------------------------------
 PER SHARE OPERATING PERFORMANCE
------------------------------------------------------------------------
Net asset value, beginning of period       $12.27   10.97       9.50
------------------------------------------------------------------------
Income from investment operations:
  Net investment loss                        (.05)   (.05)      (.02)
------------------------------------------------------------------------
  Net realized and unrealized gain           1.98    1.48       1.49
------------------------------------------------------------------------
Total from investment operations             1.93    1.43       1.47
------------------------------------------------------------------------
Less distribution from net realized gain      .15     .13         --
------------------------------------------------------------------------
Net asset value, end of period             $14.05   12.27      10.97
------------------------------------------------------------------------
TOTAL RETURN (NOT ANNUALIZED)               15.92%  13.23      15.47
------------------------------------------------------------------------
 RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     2.67%   2.45       2.44
------------------------------------------------------------------------
Net investment loss                          (.82)%  (.59)      (.49)
------------------------------------------------------------------------
 OTHER RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     4.42%   2.66       5.63
------------------------------------------------------------------------
Net investment loss                         (2.57)%  (.80)     (3.68)
------------------------------------------------------------------------

FINANCIAL HIGHLIGHTS

                                           ----------------------------
                                                     CLASS C
                                           ----------------------------
                                             YEAR ENDED
                                            NOVEMBER 30,      MAY 1 TO
                                           --------------   NOVEMBER 30,
                                            1998    1997        1996
------------------------------------------------------------------------
------------------------------------------------------------------------
 PER SHARE OPERATING PERFORMANCE
------------------------------------------------------------------------
Net asset value, beginning of period       $12.28   10.97       9.50
------------------------------------------------------------------------
Income from investment operations:
  Net investment loss                          --    (.05)      (.01)
------------------------------------------------------------------------
  Net realized and unrealized gain           2.00    1.49       1.48
------------------------------------------------------------------------
Total from investment operations             2.00    1.44       1.47
------------------------------------------------------------------------
Less distribution from net realized gain      .15     .13         --
------------------------------------------------------------------------
Net asset value, end of period             $14.13   12.28      10.97
------------------------------------------------------------------------
TOTAL RETURN (NOT ANNUALIZED)               16.48%  13.32      15.47
------------------------------------------------------------------------
 RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     2.08%   2.38       2.34
------------------------------------------------------------------------
Net investment loss                          (.23)%  (.52)      (.39)
------------------------------------------------------------------------
 OTHER RATIOS TO AVERAGE NET ASSETS (ANNUALIZED)
------------------------------------------------------------------------
Expenses                                     2.89%   2.59       5.50
------------------------------------------------------------------------
Net investment loss                         (1.04)%  (.73)     (3.55)
------------------------------------------------------------------------
 SUPPLEMENTAL DATA FOR ALL CLASSES
------------------------------------------------------------------------

                                           YEAR ENDED NOVEMBER 30,      MAY 1 TO
                                           ------------------------   NOVEMBER 30,
                                              1998          1997          1996
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
Net assets at end of period (in
thousands)                                   $67,308       23,910        3,856
----------------------------------------------------------------------------------
Portfolio turnover rate (annualized)             132%         101           96
----------------------------------------------------------------------------------

NOTES: Total return does not reflect the effect of any sales charges. Scudder Kemper Investments, Inc. has agreed to temporarily waive a portion of its management fee and absorb certain operating expenses of the fund. The Other Ratios to Average Net assets are computed without this expense waiver or absorption.

--------------------------------------------------------------------------------
 TAX INFORMATION
--------------------------------------------------------------------------------

The fund paid a distribution of $.09 per share from net long-term capital gains during the year ended November 30, 1998, of which 22% represents 20% rate gains.

Pursuant to Section 852 of the Internal Revenue Code, the fund designates $401,000 as capital gain dividends for the year ended November 30, 1998, of which 100% represents 20% rate gains.

Please consult a tax adviser if you have questions about federal or state income tax laws, or on how to prepare your tax returns. If you have specific questions about your Kemper Fund account, please call 1-800-621-1048.

NOTES

                               KEMPER EUROPE FUND

                            SUPPLEMENT TO PROSPECTUS

                              DATED MARCH 1, 1998

The Board of Trustees of the Kemper Europe Fund has agreed in principle to propose to shareholders that the fund be reorganized into the Scudder New Europe Fund, Inc. In connection with the reorganization, the Scudder New Europe Fund, which is currently a closed-end investment company, will be converted to an open-end investment company (mutual fund). After the reorganization, it is expected that the Scudder New Europe Fund will change its name to the Kemper Europe Fund, Inc. and will become a part of the Kemper family of funds.

The reorganization is expected to occur during the third quarter of 1999 and is subject to a number of conditions, including final approval by the board and approval by shareholders of each fund.

January 29, 1999

THIS PROSPECTUS SUPPLEMENT IS NOT PART OF THE FUND'S ANNUAL REPORT.

TRUSTEES AND OFFICERS

TRUSTEES                       OFFICERS

DANIEL PIERCE                  MARK S. CASADY               LINDA J. WONDRACK
Chairman and Trustee           President                    Vice President

JAMES E. AKINS                 PHILIP COLLORA               MAUREEN E. KANE
Trustee                        Vice President and           Assistant Secretary
                               Secretary
ARTHUR R. GOTTSCHALK                                        CAROLINE PEARSON
Trustee                        JOHN R. HEBBLE               Assistant Secretary
                               Treasurer
FREDERICK T. KELSEY                                         ELIZABETH C. WERTH
Trustee                        ANN M. MCCREARY              Assistant Secretary
                               Vice President
THOMAS W. LITTAUER                                          BRENDA LYONS
Trustee and Vice President     KATHRYN L. QUIRK             Assistant Treasurer
                               Vice President
FRED B. RENWICK
Trustee                        CORNELIA SMALL
                               Vice President
JOHN B. TINGLEFF
Trustee

JOHN G. WEITHERS
Trustee


-------------------------------------------------------------------------------
LEGAL COUNSEL                      VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                   222 North LaSalle Street
                                   Chicago, IL 60601
-------------------------------------------------------------------------------
SHAREHOLDER                        KEMPER SERVICE COMPANY
SERVICE AGENT                      P.O. Box 419557
                                   Kansas City, MO 64141
-------------------------------------------------------------------------------
CUSTODIAN AND                      INVESTORS FIDUCIARY TRUST COMPANY
TRANSFER AGENT                     801 Pennsylvania Avenue
                                   Kansas City, MO 64105
-------------------------------------------------------------------------------
FOREIGN CUSTODIAN                  THE CHASE MANHATTAN BANK
                                   Chase Metro Center
                                   Brooklyn, NY 11245
-------------------------------------------------------------------------------
INDEPENDENT AUDITORS               ERNST & YOUNG LLP
                                   233 South Wacker Drive
                                   Chicago, IL 60606
-------------------------------------------------------------------------------
PRINCIPAL UNDERWRITER              KEMPER DISTRIBUTORS, INC.
                                   222 South Riverside Plaza Chicago, IL 60606 www.kemper.com



[KEMPER FUNDS LOGO]
Long-term investing in a short-term world(SM)

Printed on recycled paper in the U.S.A.
This report is not to be distributed
unless preceded or accompanied by a
Kemper Europe Fund prospectus.
KEUF - 2 (1/29/99) 1064440